Chuy’s Holdings, Inc. Announces First Quarter 2023 Financial Results

AUSTIN, Texas, May 4, 2023 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) (the "Company") today announced financial results for the first quarter ended March 26, 2023.
Highlights for the first quarter ended March 26, 2023 were as follows:
•Revenue increased 12.0% to $112.5 million compared to $100.5 million in the first quarter of 2022.
•Comparable restaurant sales increased 8.0% as compared to fiscal 2022.
•Net income was $8.2 million, or $0.45 per diluted share, as compared to $5.5 million, or $0.29 per diluted share, in the first quarter of 2022.
•Adjusted net income(1) was $8.5 million, or $0.47 per diluted share, as compared to $6.5 million, or $0.34 per diluted share, in the first quarter of 2022.
•Restaurant-level operating margin(1) was $22.2 million and 19.7% of revenue, compared to $19.1 million and 19.0% of revenue in the first quarter of 2022.
•Cash and cash equivalents were $82.6 million and the Company had no debt outstanding with $35.0 million available under its revolving credit facility.
(1)Adjusted net income and restaurant-level operating margin are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating margin to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider them useful, see “Non-GAAP Measures” below.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “We are pleased with the continued top-line momentum carried from the fourth quarter into the new year, resulting in strong comparable restaurant sales performance during the first quarter. Additionally, through ongoing focus on our four-wall operations and easing commodity pressures, we achieved a 19.7% restaurant-level operating margin, which continues to be one of the best in the casual dining industry segment. These strong results wouldn’t be possible without our team members doing what they do best every day – providing our customers with the unique Chuy’s experience through high-quality, made-from-scratch food and drinks, offered at an affordable value.”
Hislop added "We opened our first new restaurant of 2023 in Fayetteville, Arkansas and are excited about its performance to date. Overall, we are thrilled about the opportunities that lie ahead for the Chuy’s brand.”
First Quarter 2023 Financial Results
Revenue was $112.5 million in the first quarter of 2023 compared to $100.5 million in the first quarter of 2022. The increase was primarily related to an increase in our comparable restaurant sales as well as incremental revenue from an additional 43 operating weeks provided by new restaurants opened during and subsequent to the first quarter of 2022. For the first quarter of 2023, off-premise sales were approximately 27% of total revenue compared to approximately 28% during the same period in fiscal 2022.
Comparable restaurant sales increased 8.0% for the first quarter of 2023 compared to the same period last year primarily driven by a 1.8% increase in average weekly customers and a 6.2% increase in average check. The comparable restaurant sales and traffic growth was positively impacted by less severe weather in the first quarter of 2023 and the negative effect that the Omicron variant had on January and February of 2022.

Total restaurant operating costs as a percentage of revenue decreased by approximately 70 basis points to 80.3% in the first quarter of 2023 from 81.0% in the first quarter of 2022 primarily driven by the following:
•Cost of sales decreased 60 basis points primarily driven by menu price increases taken subsequent to the first quarter of 2022, partially offset by approximately 5% commodity inflation.
•Labor costs increased 60 basis points largely as a result of hourly labor rate inflation of approximately 7% at comparable restaurants as well as an incremental improvement in our hourly staffing levels as compared to last year. This increase was partially offset by menu price increases taken subsequent to the first quarter of 2022.
•Operating costs decreased 10 basis points primarily driven by lower to-go supplies costs as compared to last year as well as a decrease in our off-premise business to 27% from 28% of our total sales in the first quarter of 2023.
•Occupancy costs decreased 60 basis points primarily as a result of sales leverage on fixed occupancy expenses.
Restaurant pre-opening expenses increased to $0.5 million for the first quarter of 2023 compared to $0.1 million for the same period in 2022 due to the timing of new store openings.
General and administrative expenses increased to $7.8 million for the first quarter of 2023 compared to $6.7 million for the same period in 2022. As a percentage of revenues, general and administrative expenses increased to 6.9% in the first quarter of 2023 from 6.6% in the first quarter of 2022.
Impairment, closed restaurant and other costs were $0.4 million ($0.3 million, net of tax or $0.02 per diluted share) during the first quarter of 2023 and $1.3 million ($1.0 million, net of tax or $0.05 per diluted share) during the same period last year. The decrease was primarily related to a reduction in rent paid on previously closed restaurants. Closed restaurant costs include rent expense, utilities, insurance and other costs required to maintain the remaining closed locations.
The effective income tax rate was 10.1% compared to 8.9% in the same period last year. The increase in the effective tax rate was mainly attributed to a decrease in the proportion of employee tax credits to estimated annual income.
As a result of the foregoing, net income was $8.2 million, or $0.45 per diluted share in the first quarter of 2023 compared to $5.5 million, or $0.29 per diluted share, in the first quarter of 2022.
Adjusted net income was $8.5 million, or $0.47 per diluted share, in the first quarter of 2023 compared to $6.5 million, or $0.34 per diluted share, in the first quarter of 2022. Please see the reconciliation of net income to adjusted net income in the accompanying financial tables.
Development Update
During the first quarter of 2023, one new restaurant was opened in Fayetteville, AR.
2023 Outlook
The Company now expects 2023 adjusted net income per diluted share of $1.71 to $1.76 as compared to adjusted net income(1) per diluted share of $1.37 in fiscal 2022. The net income guidance for fiscal 2023 includes an estimated $0.08 to $0.10 per diluted share positive impact due to the fourth quarter of 2023 containing 14 weeks versus 13 weeks in fiscal 2022 and is further based, in part, on the following annual assumptions:
•General and administrative expense of $29.0 to $30.0 million;
•Six to seven new restaurants;
•Net capital expenditures (net of tenant improvement allowances) of approximately $35 to $39 million;
•Restaurant pre-opening expenses of approximately $2.5 to $3.0 million;
•An effective annual tax rate (excluding unusual items) of approximately 13% to 14%;
•Annual weighted diluted shares outstanding of 18.1 million to 18.2 million.

(1)    Adjusted net income is a non-GAAP measure. For a reconciliation of adjusted net income to the most directly comparable GAAP measure see the accompanying financial tables. For a discussion of why we consider adjusted net income useful, see "Non-GAAP Measures" below.
The Company does not provide a reconciliation of 2023 adjusted net income per diluted share or the most directly comparable forward-looking GAAP measure of net income per diluted share because the timing and nature of excluded items are unreasonably difficult to fully and accurately estimate.
The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time as compared to that time in the prior year. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check. Our comparable restaurant base consisted of 94 restaurants at March 26, 2023.
Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurants and other costs, and depreciation.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price increases as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Operating margin represents income from operations as a percentage of our revenue. By monitoring and controlling our operating margins, we can gauge the overall profitability of our Company.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2023 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer, will host the call.
The conference call can be accessed live over the phone by dialing 201-689-8560. A replay will be available after the call and can be accessed by dialing 412-317-6671; the passcode is 13734942. The replay will be available until Thursday, May 18, 2023.
The conference call will also be webcast live from the Company’s corporate website at www.chuys.com under the Investors section. An archive of the webcast will be available on the Company's corporate website shortly after the call has concluded.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy's owns and operates full-service restaurants across 17 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy's highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, "unchained" look and feel, as expressed by the concept's motto "If you've seen one Chuy's, you've seen one Chuy's!" For further information about Chuy's, including the nearest location, visit the Chuy's website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s 2023 outlook, including 2023 adjusted net income, general and administrative expense, new restaurant openings, net capital expenditures, restaurant pre-opening expenses, effective annual tax rate and annual weighted diluted shares outstanding guidance, the opportunities that lie ahead and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurant openings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment, closed restaurant and other costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism, the timing and amount of repurchases of our common stock, if any, changes to the Company’s expected liquidity position, the possibility that the repurchase program may be suspended or discontinued and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating margin and adjusted net income. Restaurant-level operating margin represents income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment, closed restaurant and other costs, and depreciation. Restaurant-level operating margin is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation expense; and (ii) we use restaurant-level operating margin internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating margin because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs, and impairment, closed restaurant and other costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, and impairment, closed restaurant and other costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating margin thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating margin as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.
Adjusted net income represents net income before impairment, closed restaurant and other costs, and the income tax effect of these adjustments. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Condensed Consolidated Income Statements
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 26, 2023		March 27, 2022
Revenue	$112,498	100.0%	$100,486	100.0%

Costs and expenses:
Cost of sales	28,718	25.5	26,243	26.1
Labor	34,102	30.3	29,825	29.7
Operating	18,078	16.1	16,230	16.2
Occupancy	7,882	7.0	7,652	7.6
General and administrative	7,806	6.9	6,654	6.6
Marketing	1,550	1.4	1,413	1.4
Restaurant pre-opening	481	0.4	125	0.1
Impairment, closed restaurant and other costs	371	0.3	1,279	1.3
Depreciation	5,140	4.7	4,982	4.9
Total costs and expenses	104,128	92.6	94,403	93.9
Income from operations	8,370	7.4	6,083	6.1
Interest (income) expense, net	(777)	(0.7)	28	0.1
Income before income taxes	9,147	8.1	6,055	6.0
Income tax expense	925	0.8	537	0.5
Net income	$8,222	7.3%	$5,518	5.5%

Net income per common share: Basic	$0.46		$0.29
Net income per common share: Diluted	$0.45		$0.29

Weighted-average shares outstanding: Basic	18,020,434		19,099,754
Weighted-average shares outstanding: Diluted	18,176,121		19,288,718

Chuy’s Holdings, Inc.
Reconciliation of GAAP Net Income and Net Income Per Share to Adjusted Results
(Unaudited, in thousands, except share and per share data)

	Thirteen Weeks Ended
	March 26, 2023	March 27, 2022
Net income as reported	$8,222	$5,518
Impairment, closed restaurant and other costs	371	1,279
Income tax effect on adjustment (1)	(86)	(295)
Adjusted net income	$8,507	$6,502

Adjusted net income per common share: basic	$0.47	$0.34
Adjusted net income per common share: diluted	$0.47	$0.34

Weighted-average shares outstanding: basic	18,020,434	19,099,754
Weighted-average shares outstanding: diluted	18,176,121	19,288,718

Year Ended
December 25, 2022
Net income as reported	$20,855
Impairment, closed restaurant and other costs	6,452
Income tax effect on adjustments (1)	(1,487)
Adjusted net income	$25,820

Adjusted net income per common share: basic	$1.38
Adjusted net income per common share: diluted	$1.37

Weighted-average shares outstanding: basic	18,682,255
Weighted-average shares outstanding: diluted	18,793,455

(1)Reflects the tax expense associated with the adjustment for impairment, closed restaurant and other costs during the thirteen weeks ended March 26, 2023 and March 27, 2022 and during the year ended December 25, 2022. The Company uses its statutory rate to calculate the tax effect on adjustments.

Chuy’s Holdings, Inc.
Reconciliation of GAAP Income from Operations to Restaurant-Level Operating Margin
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 26, 2023	% of Revenue	March 27, 2022	% of Revenue
Income from operations as reported	$8,370	7.4%	$6,083	6.1%
General and administrative	7,806	6.9	6,654	6.6
Restaurant pre-opening expenses	481	0.4	125	0.1
Impairment, closed restaurant and other costs	371	0.3	1,279	1.3
Depreciation	5,140	4.7	4,982	4.9
Restaurant-level operating margin	$22,168	19.7%	$19,123	19.0%

Chuy’s Holdings, Inc.
Selected Balance Sheets Data
(Unaudited, in thousands)

	March 26, 2023	December 25, 2022
Cash and cash equivalents	$82,598	$78,028
Total assets	479,433	474,781
Long-term debt	—	—
Total stockholders’ equity	252,578	244,561

Investor Relations
Natalie Harden
512-370-2691

Jeff Priester
332-242-4370
investors@chuys.com